EXHIBIT 99.11

First Written Consent of Stockholders in the form proposed to be adopted after the Annual Meeting

THIS WRITTEN CONSENT IS NOT A SOLICITATION AND NO OTHER STOCKHOLDER OF THE CORPORATION OTHER THAN THE PARTIES EXECUTING THIS WRITTEN CONSENT OR PERSONS PREVIOUSLY CONTACTED BY ZELNICKMEDIA CORPORATION IS PERMITTED TO JOIN THIS WRITTEN CONSENT.

FIRST WRITTEN CONSENT
OF THE
STOCKHOLDERS
OF
TAKE-TWO INTERACTIVE SOFTWARE, INC.
IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS

Pursuant to Article II, Section 11 of the By-laws of Take-Two Interactive Software, Inc. (the “Corporation”), the undersigned, being the holders of a majority of the outstanding voting stock of the Corporation, hereby consent to the adoption of, and do adopt, the following resolutions:

RESOLVED, that the By-laws of the Corporation are hereby amended and restated in their entirety to read as set forth in Exhibit A.

[NOTE: THIS WILL GIVE STOCKHOLDERS THE POWER TO INCREASE OR DECREASE THE NUMBER OF DIRECTORS AND WILL PROVIDE THAT NO ACTION CAN BE TAKEN BY THE BOARD EXCEPT BY UNANIMOUS VOTE OR CONSENT UNTIL EACH MEMBER OF THE GROUP’S SLATE OF DIRECTOR CANDIDATES IS ELECTED AND QUALIFIED]

The actions taken by this Written Consent shall have the same force and effect as if taken by the undersigned at a special meeting of the stockholders duly called and constituted pursuant to the By-laws of the Corporation and the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent on the ____ day of ______, 200_.

[INTERESTED PARTIES]

By:
Name: Title: